Exhibit 10.54

Brainstorm Cell Therapeutics Inc.

2nd Amendment to the Second Amended and Restated Director Compensation Plan

(adopted February 26, 2017)

This 2nd Amendment to the Second Amended and Restated Director Compensation Plan is hereby adopted by the Board of Directors (the “Board”) of Brainstorm Cell Therapeutics Inc. (the “Corporation”) and amends the Second Amended and Restated Director Compensation Plan of the Corporation dated July 9, 2014, as amended by the 1st Amendment to the Second Amended and Restated Director Compensation Plan dated April 29, 2015 (as amended, the “Plan”), with effect from the date of adoption by the Board, as follows:

The following new paragraph is hereby added to the end of Section 6 of the Plan:

2017 Chairperson Special Award. The chairperson of the Board of Directors of the Corporation serving in such capacity on the date (the “2017 Special Award Date”) of the adoption of the 2nd Amendment to the Second Amended and Restated Director Compensation Plan shall automatically be granted on the 2017 Special Award Date, a nonqualified stock option to purchase 6,667 shares of Common Stock (subject to appropriate adjustment in the case of stock splits, reverse stock splits and the like) of the Corporation, governed by the terms and conditions of a stock option agreement substantially in a form previously approved by the Board, and subject to all the terms and conditions of the Plan and the 2014 Global Share Option Plan, at an exercise price per share of the Common Stock equal to $0.75 per share of the Common Stock on the 2017 Special Award Date, which option shall be fully vested and exercisable on the date of grant (the “2017 Chairperson Special Award”). For the avoidance of doubt, this is a one-time award made only to the chairperson serving on the 2017 Special Award Date and not a recurring grant. The 2017 Chairperson Special Award shall be in addition to any other special award, any Chair Option Award or Chair Stock Award set forth in Section 2 above or any Annual Award, Committee Award or Committee Chairperson Award (under Sections 3, 4 or 5, respectively), to which such chairperson may be entitled.

Section 2 of the Plan be amended and restated in its entirety as follows:

2.            Eligible Participants. Any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries or affiliates (an “Independent Director”) is an eligible participant. However, Chen Schor, Dr. June S. Almenoff and Arturo O. Araya shall not be entitled receive annual director awards under the Plan, but are entitled to committee compensation under the Plan in the event that they qualify for and serve as a member of any committee of the Board.

Section 13 of the Plan be amended and restated in its entirety as follows:

13.          No Right to Any Other Compensation. Other than with respect to Chen Schor, Dr. June S. Almenoff and Arturo O. Araya, this Plan constitutes the full and complete compensation to an Independent Director for all services as a director of the Corporation, whether as a member of the Board of Directors, a member of a committee of the Board of Directors, or as Chairperson of the Board of Directors.